Exhibit 5.1

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE
SUITE 300
SAN RAFAEL, CA  94903
(415)  448-5000

FACSIMILE
(415) 448-5010

SAN FRANCISCO OFFICE
(415) 262-1200

March 26, 2014

Board of Directors
BioTime, Inc.
1301 Harbor Bay Parkway
Alameda, California 94502

Re:	BioTime, Inc.
Registration Statement on Form S-3 (File No. 333-183557)

Ladies/Gentlemen:

We are counsel to BioTime, Inc., a California corporation ("BioTime"), in connection with the preparation and filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated March 26, 2014 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) under the Securities Act, relating to the sale by BioTime of its common shares, no par value per share, having an aggregate offering price of up to $15,000,000 (the “Shares”).

The offering and sale of the Shares are being made pursuant to that certain Controlled Equity OfferingSM Sales Agreement, dated August 24, 2012, as amended by Amendment No. 1 dated as of March 26, 2014 between BioTime and Cantor Fitzgerald & Co. (as amended, the “Sales Agreement”).

In rendering our opinion, we have relied upon, among other things, our examination of such documents and records of BioTime as have been provided to us (including but not limited to the Sales Agreement, the Registration Statement and the Prospectus Supplement, and the Articles of Incorporation, as amended, and Bylaws, as amended, of BioTime, as filed or incorporated by reference as exhibits to the Registration Statement), and such certificates of public officials, as we deemed necessary for purposes of the opinion expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

Based upon the foregoing, and upon our consideration of such matters of law as we deemed relevant, we are of the opinion that when the Shares have been duly and properly sold, paid for and delivered as contemplated in the Sales Agreement, Registration Statement and Prospectus Supplement, the Shares will be duly authorized, validly issued, fully paid, and non-assessable.

Securities and Exchange Commission
March 26, 2014

The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

We assume no obligation to supplement, amend, or to otherwise update the opinion expressed above if any applicable laws change after the date of this opinion letter, or if we become aware of any facts that might change our opinion after the date of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to BioTime’s Current Report on Form 8-K filed on or about March 26, 2014, for incorporation by reference into the Registration Statement, and reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the prospectus included therein.

Very truly yours,

/s/Thompson, Welch, Soroko & Gilbert LLP